UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2019
COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
1200 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2019, Comstock Mining Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with Tonogold Resources, Inc. (“Tonogold”).

Under the terms of the Agreement, the Company will sell Tonogold its interests in Comstock Mining LLC, a wholly-owned subsidiary of Comstock (“CML”) whose sole assets are the Lucerne Mine properties and related permits. Upon closing the sale of CML, the Company and Tonogold will terminate the Lucerne-Comstock Mine Project Option Agreement (the “Existing Option”), dated as of October 3, 2017, between the Company and Tonogold. Pursuant to the Existing Option, Tonogold had the right to earn a 51% interest in CML, for initial payments of $2.2 million in cash and current and future spending commitments totaling $20 million for exploration, engineering, permitting, and development.

The purchase price for CML is $15 million in cash, plus Tonogold will also guarantee the Company’s financial responsibility for its membership interest in Northern Comstock LLC, who owns and leases certain mineral properties in the Lucerne area, and assume certain reclamation liabilities. The Company also retains a 1.5% net smelter return royalty on the Lucerne properties.

Tonogold paid the Company a non-refundable cash deposit on the date that the Agreement was executed. The remainder of the purchase price can be paid in one of two ways, at the election of Tonogold. The first alternative is for Tonogold to pay the Company $10 million in cash prior to closing, with the remaining $5 million payable in cash by the first anniversary of the closing date. This alternative would require that the $5 million remainder payment be secured by a deed of trust on the Lucerne properties. The second alternative is for Tonogold to pay the Company $11.5 million in cash and $1.75 million in stock prior to closing, with another $1.75 million payable in cash or stock by the first anniversary of the closing. Ownership of CML will not transfer until the closing. The closing must occur prior to May 30, 2019, or the Company is relieved of any obligations under the Agreement.

Upon closing of the sale of CML, Comstock has also agreed to enter into a ten-year mineral lease for additional mineral properties in Storey County, Nevada, granting Tonogold the right to explore, develop and mine these properties. Tonogold will assume approximately $100,000 in annual costs for these properties and will assume work commitments totaling over $200,000 in 2019. Comstock will retain a 3% net smelter return royalty on these additional leased properties, which will be reduced to 1.5% one year after the commencement of mining operations. The lease is renewable for an additional ten-year term.

The Company and Tonogold also agreed that commencing upon the closing of the sale of CML, it will enter into a new Option Agreement to lease its permitted American Flat mining property, plant and equipment to Tonogold for crushing, leaching and processing material from the Lucerne mine. Under this new Option Agreement, Tonogold will be required to reimburse the Company for an additional $1.1 million per year to maintain the processing facility lease option. If such option is exercised, Tonogold will then pay Comstock a rental fee of $1 million per year plus $1 per processed ton, in addition to all the costs of operating and maintaining the facility, up to and until the first $15 million in rental fees are paid, and then stepping down to $1 million per year and $0.50 per processed ton for the next $10 million paid to Comstock.

The foregoing summary of the terms of the Agreement is not intended to be exhaustive and is qualified in its entirety by the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

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A copy of the press release announcing the transactions contemplated by the Agreement is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.
d) Exhibits.

10.1	Membership Interest Purchase Agreement, dated as of January 24, 2019
99.1	Press Release

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.
Date: January 29, 2019	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: Executive Chairman, President and Chief Executive Officer

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EXHIBIT INDEX

10.1	Membership Interest Purchase Agreement, dated as of January 24, 2019
99.1	Press Release

5

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